EXHIBIT 10.1

(TO THIRD QUARTER FORM 10-Q OF WELLS FUND XIII)

SALE AGREEMENT

BETWEEN

TWO PARK CENTER, L.L.C.,

AS SELLER,

AND

WELLS OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership,

AS PURCHASER

As of September 19, 2003

i

ARTICLE X MISCELLANEOUS		17
10.1	Confidentiality	17
10.2	Public Disclosure	18
10.3	Assignment	18
10.4	Notices	18
10.5	Modifications	19
10.6	Entire Agreement	19
10.7	Further Assurances	19
10.8	Counterparts	20
10.9	Facsimile Signatures	20
10.10	Severability	20
10.11	Applicable Law	20
10.12	No Third-Party Beneficiary	20
10.13	Captions	20
10.14	Construction	20
10.15	Recordation	20
10.16	Like Kind Exchange	20
10.17	Attorneys’ Fees and Costs	21
10.18	Governmental Approvals	21

ii

EXHIBITS

A	DESCRIPTION OF LAND
B-1	LIST OF EXCLUDED PERSONAL PROPERTY
B-2	LIST OF INCLUDED PERSONAL PROPERTY
C	LIST OF OPERATING AGREEMENTS
D	LIST OF REPORTS
E	FORM OF DEED
F	FORM OF BILL OF SALE
G	FORM OF ASSIGNMENT OF LEASES
H	FORM OF ASSIGNMENT OF CONTRACTS
I	FORM OF TENANT NOTICE
J	FORM OF FIRPTA CERTIFICATE
K	FORM OF ASSIGNMENT OF UNION CONTRACT
L	LIST OF CERTAIN TENANT COSTS AND COMMISSIONS
M	PERMITTED EXCEPTIONS
N	LIST OF BROKERAGE AGREEMENTS
O	LIST OF SPECIFIED LITIGATION
P	LIST OF VIOLATION NOTICES
Q	LIST OF LEASES
R	LIST OF WARRANTIES AND GUARANTEES
S	FORM OF POST-CLOSING ESCROW AGREEMENT
T	ACCOUNTING LETTER
U	FORM OF PRESS RELEASE

iii

SALE AGREEMENT

THIS SALE AGREEMENT (this “Agreement”) is made as of September 19, 2003 the ”Effective Date”), by and between TWO PARK CENTER, L.L.C., a Delaware limited liability company (“Seller”), and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”).

W I T N E S S E T H:

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a) that certain parcel of land situated in Cook County, Illinois more particularly described in Exhibit A attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) any and all of Seller’s right, title and interest in and to all tangible personal property located upon the Land or within the Improvements, including, without limitation, (i) any and all appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller (excluding cash, computers, any software and the personal property described in Exhibit B-1 hereto), located on and used exclusively in connection with the operation of the Land and the Improvements, and (ii) those items of personal property listed on Exhibit B-2 attached hereto and made a part hereof (the property described in clause (c) of this Section 1.1 being herein referred to collectively as “Personal Property”);

(d) any and all of Seller’s right, title and interest in and to the leases and occupancy agreements covering all or any portion of the Real Property, and all guaranties thereof (as such term is defined in Section 4.1 hereof) (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the “Leases”), together with all rents and other sums due thereunder for periods after the Closing Date (the “Rents”); and

(e) any and all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Operating Agreements”) listed and described on Exhibit C attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, and (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, and (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property and (iv) the right to the name Two Park Center (the property described in clause (e) of this Section 1.1 being sometimes herein referred to collectively as the “Intangibles”).

1.2 Property Defined. The Land and the Improvements are hereinafter sometimes referred to collectively as the “Real Property.” The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

1.3 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the amount of TWENTY-SIX MILLION THREE HUNDRED THOUSAND DOLLARS ($26,300,000.00) (the “Purchase Price”).

1.4 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

ARTICLE II

[INTENTIONALLY OMITTED]

ARTICLE III

REVIEW OF PROPERTY

3.1 Right of Inspection. Seller has heretofore afforded Purchaser the right to make physical inspections of the Real Property, including an inspection of the environmental condition thereof and to examine, documents and files located at the Property or the property manager’s office concerning the leasing, maintenance and operation of the Property. Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees), damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents or consultants, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend and hold harmless Seller shall survive Closing or any termination of this Agreement.

3.2 Environmental Reports. PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL, ENGINEERING AND OTHER REPORTS (COLLECTIVELY, THE “REPORTS”) LISTED ON EXHIBIT D

ATTACHED HERETO, (2) IF SELLER DELIVERS ANY ADDITIONAL REPORTS TO PURCHASER, PURCHASER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF, AND (3) ANY ENVIRONMENTAL REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE WITHOUT REPRESENTATION OR WARRANTY AS TO THE ACCURACY THEREOF AND SOLELY AS AN ACCOMMODATION TO PURCHASER AND MAY NOT BE RELIED UPON BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT; PROVIDED, HOWEVER, THAT SELLER WARRANTS THAT COPIES OF THE REPORTS DELIVERED TO PURCHASER ARE COMPLETE (AS CONTAINED IN SELLER’S FILES) AND HAVE NOT BEEN ALTERED BY SELLER. PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

ARTICLE IV

CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (the “Closing”) shall be held on September 19, 2003, or such other date as may be agreed to by Purchaser and Seller (the “Closing Date”). The closing shall take place at the downtown Chicago office of Chicago Title Insurance Company (the “Title Company”) through an escrow pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a duly executed special warranty deed (the “Deed”) in the form attached hereto as Exhibit E conveying the Land and Improvements, subject only to the Permitted Exceptions (as hereinafter defined); the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;

(b) deliver to Purchaser a duly executed bill of sale (collectively, the “Bill of Sale”) conveying the Personal Property without warranty of title or use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto as Exhibit F

(c) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases and Rents, and any and all obligations to pay leasing commissions and finder’s fees with respect to the Leases and amendments, renewals and expansions thereof, to the extent provided in Section 4.4(b)(v) hereof, by duly executed assignment and assumption agreements (collectively, the “Assignment of Leases”) in the form attached hereto as Exhibit G

(d) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller’s interest in the Operating Agreements and the other Intangibles by duly executed assignment and assumption agreements (collectively, the “Assignment of Contracts”) in the form attached hereto as Exhibit H

(e) join with Purchaser to execute a notice (the “Tenant Notice”) in the form attached hereto as Exhibit I which Purchaser shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases, and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the notice;

(f) [intentionally omitted];

(g) deliver to Purchaser such evidence as the Title Company and Purchaser may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(h) deliver to Purchaser certificates in the form attached hereto as Exhibit J duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

(i) deliver to Purchaser (at the Property) the Leases and the Operating Agreements, together with the leasing and property files and records located at the Property or the property managers office which relate to the Property, but excluding Seller’s partnership, limited liability company or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and income tax records and similar proprietary, confidential or privileged information;

(j) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller;

(k) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

(l) execute a closing and proration statement;

(m) join with Purchaser to execute the Post-Closing Escrow Agreement (as defined in Section 5.3 below);

(n) [intentionally omitted];

(o) assign to Purchaser’s designee, and such designee shall assume, the Employer/owner/manager interests under the Union Contract (as defined below) by a duly executed assignment and assumption agreement (the “Assignment of Union Contract”) in the form attached hereto as Exhibit K;

(p) deliver the broker lien waiver referenced in Section 8.1 below; and

(q) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.4 hereof;

(b) join Seller in execution of the Assignment of Leases, Assignment of Contracts, Tenant Notices and the Post-Closing Escrow Agreement;

(c) [intentionally omitted];

(d) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(e) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Purchaser;

(f) execute a closing and proration statement;

(g) cause Purchaser’s designee referenced in Section 4.2(o) above to join in the execution of the Assignment of Union Contract; and

(h) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4 Credits and Prorations.

(a) All income and expenses of the Property (other than real estate taxes) shall be apportioned as of 11:59 p.m., on the Closing Date, as if Seller were vested with title to the Property during the entire day upon which Closing occurs. Such prorated items shall include without limitation the following:

(i) all Rents, if any;

(ii) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;

(iii) all amounts payable under the Operating Agreements; and

(iv) any other operating expenses and other income and expense items pertaining to the Property.

(b) In addition to and notwithstanding anything contained in Section 4.4(a) hereof:

(i) Any assessments and other amounts (“Assessments”) that are payable to the Prairie Stone Property Owners’ Association or the Transportation Management Association that are paid at or prior to Closing shall be prorated based upon the amounts actually paid. If Assessments which have accrued against the Property for the period prior to Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such Assessments which relates to the period before Closing and Purchaser shall pay the Assessments prior to their becoming delinquent. Any such apportionment made with respect to a calendar or fiscal year, as the case may be, for which the final Assessments have not yet been fixed shall be based upon Seller’s reasonable estimate of the Assessments due for the year in which Closing occurs. To the extent that the actual Assessments accruing against the Property for periods prior to Closing differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing, subject to the provisions of Section 4.4(e) hereof ;

(ii) Purchaser acknowledges that in Cook County, Illinois, real estate taxes for calendar year 2002 are payable in calendar year 2003 in two installments, the first of which has been paid. Seller shall pay the second installment of real estate taxes for calendar year 2002 at or prior to Closing. Purchaser further acknowledges that real estate taxes for calendar year 2003 are payable in calendar year 2004. Purchaser shall be responsible to pay all real estate taxes for calendar year 2003 which are payable in calendar year 2004, without any credit therefor from Seller.

(iii) Charges referred to in Section 4.4(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same.

(iv) As to utility charges referred to in Section 4.4(a)(iii) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

(v) Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions (whether arising pursuant to an agreement entered into by Purchaser or Seller) which become due and payable as a result of any new Leases, or any renewals, amendments or expansions of existing Leases, signed or entered into from and after the Closing Date or as a result of any options exercised by tenants after the Closing Date; and (B) all Tenant Inducement Costs and leasing commissions listed on Exhibit L attached hereto. At Closing, Seller shall give Purchaser a credit in the amount of $29,351.00, representing the Tenant Inducement Costs due and outstanding as of Closing with respect to Philips Electronic North America Corporation. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term Tenant Inducement Costs shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date;

(vi) When Purchaser has determined the actual amount of Reimbursable Tenant Expenses (as hereinafter defined) for the year in which the Closing occurs, Purchaser shall use reasonable efforts to collect from the tenants of the Property any underpayment of Reimbursable Tenant Expenses and pay to Seller Seller’s share of said underpayment promptly upon collection thereof; provided, however, that Purchaser shall not be obligated to institute any lawsuit or other collection procedures (other than to bill each such tenant therefor for at least three monthly invoice cycles) to collect Reimbursable Tenant Expenses. As used herein, the term “Reimbursable Tenant Expenses” shall mean payments required to be paid by tenants under Leases for such tenant’s share of ad valorem taxes, insurance, common area maintenance and/or other operating expenses of the Property;

(vii) Unpaid and delinquent Rent collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the Closing Date and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the Closing Date. Seller and Purchaser agree that all Rent received by Seller or Purchaser after the Closing Date shall be applied first to current Rent and then to delinquent Rent, if any, in the inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents.

Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures, but may not place any tenant in default under any Lease and may not evict any tenant. In the event that there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any Rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof shall be remitted promptly to Seller by Purchaser.

(c) Seller has heretofore undertaken action to reduce the real property tax assessment for the Property. Purchaser shall cooperate reasonably with Seller without expense to Purchaser in connection with the collection of any refund of real property taxes paid. Subject to Seller’s obligation to apply refunds as hereinafter provided, Seller owns and holds all right, title and interest in and to such real property tax assessment reduction and refund for taxes accrued for years prior to the year 2003, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Purchaser, Purchaser shall promptly pay such amount to Seller. Any refund received by Seller shall be distributed as follows: first, to the extent allowed by the Leases, to reimburse Seller for all costs incurred in connection with the efforts to reduce the real property tax assessment; second, with respect to refunds payable to tenants of the Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such efforts to reduce the real property tax assessment covers the period prior to the Closing, and to Purchaser to the extent such reduction efforts covers the period as of the Closing and thereafter.

(d) For a period of seven (7) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Purchaser at the Closing, upon reasonable advance notice and at all reasonable times, to examine and make copies, at Seller’s sole cost and expense, of any and all such files, records and documents, which right shall survive the Closing;

(e) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration thirty (30) days after Closing, or as soon thereafter as the precise amounts can be ascertained; but in no event shall any reproration under this Agreement, other than with respect to Assessments pursuant to Section 4.4(b)(i) above and Reimbursable Tenant Expenses pursuant to Section 4.4(b)(vi) above, occur more than 180 days after the Closing. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final.

(f) Subject to Section 4.4(e) hereof, the provisions of this Section 4.4 shall survive Closing.

4.5 Transaction Taxes and Closing Costs.

(a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

(b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses: (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company in connection with Closing escrow; (ii) the premium for the Title Policy to be issued to Purchaser by the Title Company at Closing with extended coverage (but not any other endorsements thereto); (iii) the cost of the Survey; (iv) any transfer tax which becomes payable to the State of Illinois or Cook County by reason of the transfer of the Property; (v) the fees for Seller’s Broker (as hereinafter defined); and (vi) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property;

(c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses: (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company in connection with the Closing escrow; (ii) the cost of any revisions or updates to the Survey; (iii) the fees for recording the Deed; (vi) the premium for any endorsements to the Title Policy (other than extended coverage); (v) any transfer tax which becomes payable to the Village of Hoffman Estates by reason of the transfer of the Property; and (vi) all costs and expenses associated with Purchaser’s financing;

(d) Seller shall pay the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith;

(e) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

(f) The provisions of this Section 4.5 shall survive the Closing.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

(b) [intentionally omitted];

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing;

(d) The Property shall be conveyed, and the Title Company shall issue to Purchaser the Title Policy (as hereinafter defined), at Closing subject only to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:

(i) those matters set forth on Exhibit M;

(ii) the rights of tenants under the Leases;

(iii) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date (as defined in Section 4.1), subject to adjustment as herein provided;

(iv) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

(v) matters that have arisen as a result of acts done or suffered by or through Purchaser.

Evidence of delivery of title subject only to the Permitted Exceptions shall be the issuance by the Title Company, and/or another national title company of its Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property, in the aggregate amount of the Purchase Price, subject only to the Permitted Exceptions.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement; and

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof.

(c) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.2(f) hereof:

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms or provisions of, or conflict with or constitute a default under, the terms of any agreement or instrument by which Seller is bound.

(b) Operating Agreements. To Seller’s knowledge, the Operating Agreements listed on Exhibit C are all of the agreements concerning the operation and maintenance of the Property, including those operating agreements that are not assignable, but excepting any agreement with Seller’s property manager and leasing broker, which shall be terminated by Seller.

(c) Lease Brokerage. There are no agreements with brokers providing for the payment from and after the Closing by Seller or Seller’s successor-in-interest of leasing commissions or fees for procuring tenants with respect to the Property, except as disclosed in the Leases or in Exhibit N hereto and true, correct and complete copies of the agreements described on Exhibit N attached hereto have heretofore been delivered by Seller to Purchaser;

(d) Condemnation. To Seller’s knowledge, Seller has received no written notice of any condemnation proceedings relating to the Property.

(e) Litigation. To Seller’s knowledge, except as set forth on Exhibit O attached hereto, and except for proceedings related to claims for personal injury due to events occurring at the Property for which Seller has adequate insurance, no litigation has been filed against Seller that arises out of the ownership of the Property and would materially affect the Property or use thereof, or Seller’s ability to perform hereunder;

(f) Violations. To Seller’s knowledge, except as set forth on Exhibit P attached hereto, there is no uncured violation of any federal, state or local law relating to the use or operation of the Property which would materially adversely affect the Property or use thereof; and

(g) Leases. The list of Leases attached hereto as Exhibit Q is accurate in all material respects, and lists all of the Leases (including all modifications and amendments) currently affecting the Property, true and complete copies of which have been delivered by Seller to Purchaser.

(h) Leases-Default. (i) To Seller’s knowledge, Seller has not received any notice of termination which remains outstanding or any default which remains uncured under any of the Leases, (ii) Seller has not given any notice of default which remains uncured to any of the tenants under the Leases; and (iii) to Seller’s knowledge, no tenant has asserted any defense, set off or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent or other charges pursuant to its Lease.

(i) Warranties and Guaranties. Attached hereto as Exhibit R is a complete and accurate list of all warranties and guaranties of contractors, vendors, manufacturers and other parties which are known by Seller to be in effect and to relate to the Property. Seller has heretofore provided Purchaser with complete and accurate copies of all such warranties and guaranties which are written, which are known by Seller to relate to the Property and which are in the possession or control of Seller.

(j) No Other Agreements. Other than the Leases, the Operating Agreements and the Permitted Exceptions, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, which have been entered into by Seller or the property manager for the Property (or to the knowledge of Seller have been entered into by any other person or entity) that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property.

(k) Employees. Other than that certain Collective Bargaining Agreement with the International Union of Operating Engineer’s of Chicago Illinois and Vicinity Local No. 399 dated June 1, 2001 (the “Union Contract”), there are no union contracts, employment, collective bargaining, or similar agreements or arrangements between Seller and any labor union or any of Seller’s employees or others which will be binding on Purchaser or any of Purchaser’s successors in title.

(l) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(m) Insurance. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

(n) Security Deposits. None of the Leases require the deposit of a security deposit with the landlord thereunder and Seller holds no security deposits in connection with the Leases.

(o) Bankruptcy. Seller is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the current actual knowledge of the Designated Employees (as hereinafter defined), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employees” shall refer to the following persons: Susan Hammersley and Brian Lantz. Furthermore, Seller’s representations and warranties shall be deemed to be modified to reflect any facts or circumstances disclosed in any tenant estoppel certificates received by Purchaser.

5.3 Survival of Seller’s Representations, Warranties and Other Obligations. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of twelve (12) months. No claim for a breach of any representation, warranty, covenant or agreement of Seller under this Agreement or any other instrument recorded and delivered to Purchaser under or pursuant to this Agreement shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any representation, warranty, covenant or agreement (a) unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand and No/100 Dollars ($50,000.00), in which event the full amount of such valid claims shall be actionable up to, but not in excess of, One Million and No/100 Dollars ($1,000,000.00) (the “Cap”), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said twelve (12) month period and an action shall have been commenced by Purchaser against Seller within fifteen (15) months after the Closing Date. Seller shall not be liable to Purchaser with respect to any matter which is confirmed in any tenant estoppel certificates or other estoppel certificate received by Purchaser from a third party. In no event shall Seller be liable for any consequential or punitive damages or for any damages in excess of the Cap. At Closing, Seller shall deposit with Chicago Title and Trust Company at 171 North Clark Street, Chicago, Illinois 60601, Attention: Amanda Quas (“Escrow Agent”) an amount equal to the Cap. Such Cap amount shall be held by the Escrow Agent pursuant to the terms and provisions of an escrow agreement by and among Escrow Holder, Purchaser and Seller, the form of which is attached hereto as Exhibit S (the “Post-Closing Escrow Agreement”).

5.4 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, Seller’s property manager or accountants, to enable Purchaser (and/or Wells Real Estate Investment Trust, Inc.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Ernst & Young LLP or any successor auditor selected by Purchaser, the “Auditor”) to conduct an audit of the income statements of the Property for 2000, 2001, 2002 and 2003 (to the date of Closing), and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit T (the “Representation Letter”) and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its Auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense; and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information; and (iii) Purchaser acknowledges, and agrees that the only representations and warranties that Purchaser may have relied on, or may be entitled to rely on, in connection with the transactions contemplated by this Agreement are those set forth in Sections 5.1 and 8.1 hereof and that the Representation Letter is not intended to expand, extend, supplement or increase such representations or warranties in any manner or to expose Seller to any risk of liability to third parties, other than the Auditor as set forth in the Representation Letter.

5.5 [intentionally omitted].

5.6 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of Delaware. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms or provisions of, or conflict with or constitute a default under, the terms of any agreement or instrument by which Purchaser is bound.

(b) Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c) Bankruptcy. Purchaser is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Purchaser’s properties been appointed or a petition filed by or against Purchaser for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Purchaser.

5.7 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 hereof as updated as of the Closing Date in accordance with the terms of this Agreement, shall survive Closing for a period of twelve (12) months. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said twelve (12) month period and an action shall have been commenced by Seller against Purchaser within fifteen (15) months of Closing.

5.8 Purchaser Covenant. Purchaser hereby covenants and agrees that it shall not (a) cause a default under the Union Contract or a breach of the obligations of the Employer/owner/manager thereunder, nor (b) cause a termination of the Union Contract in violation of the terms thereof. Purchaser further covenants and agrees to cause any management agreement for the Property entered into by Purchaser during the term of the Union Contract to include an express covenant from the property manager that such property manager shall not (A) cause a default under the Union Contract or a breach of the obligations of the Employer/owner/manager thereunder, nor (B) cause a termination of the Union Contract in violation of the terms thereof. The provisions of this Section 5.7 shall survive Closing.

ARTICLE VI

[INTENTIONALLY OMITTED]

ARTICLE VII

[INTENTIONALLY OMITTED]

ARTICLE VIII

COMMISSIONS

8.1 Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is CB Richard Ellis, Inc. (“Seller’s Broker”), and Purchaser represents that it has no broker. Each party hereto agrees that if any person or entity, other than the Seller’s Broker or the Purchaser’s Broker, makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. At Closing, Seller shall cause Seller’s Broker to deliver a lien waiver for the commissions due in connection with the consummation of the transaction contemplated herein.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any materials, data or information delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such materials, data or information.

9.2 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, PROVIDED THAT PURCHASER DOES NOT HEREBY RELEASE SELLER FROM ANY FRAUD OR ANY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT.

9.3 Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Confidentiality. From and after the Effective Date until the first anniversary of the Closing Date, Purchaser and its representatives shall hold in strictest confidence all data and information obtained by Purchaser and its representatives with respect to Seller or its business which is not published or otherwise available as public knowledge or which is not in the public domain, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, lenders, consultants, accountants and attorneys of Purchaser provided that Purchaser instructs such persons to treat such data and information confidentially, and provided further, however, that Purchaser shall have the right to disclose any such information as required by applicable law or court order or as may be necessary in connection with any court action or proceeding with respect to this Agreement. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing or any termination of this Agreement.

10.2 Public Disclosure. From and after the Effective Date until the first anniversary of the Closing Date, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller has approved the form of press release attached hereto as Exhibit U. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

10.3 Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, except that Purchaser may assign this Agreement to an Affiliate (as defined in this Section) of Purchaser. In the event Purchaser intends to assign its rights hereunder, (a) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (b) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. “Affiliate” shall mean, with respect to any specified entity, an entity that controls, is controlled by, or is under common control with such specified entity, with control meaning the power through the ownership of voting securities, by contract or otherwise to direct the management and policies of such entity. The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.

10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Two Park Center, L.L.C.
c/o The John Buck Company
One North Wacker Drive, Suite 2400
Chicago, IL 60606-2809
Attention: Susan Hammersley
Telephone No. 312/441-4165
Fax No. 312/993-4858

with a copy to:	Piper Rudnick LLP
203 North LaSalle Street, Suite 1800
Chicago, IL 60601
Attention: Lawrence J. Fey, Esq. and Grace Poe, Esq.
Telephone No. 312/ 368-4023 and 312/368-3489
Fax No. 312/630-7381 and 312/251-5705

If to Purchaser:	Wells Operating Partnership, L.P.
6200 The Corners Parkway, Suite 250
Norcross, GA 30092
Attention: Spencer Patton
Telephone No. 770/243-8398
Fax No. 770/243-8510

with a copy to:	Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, GA 30308-2216
Attention: James W. Addison
Telephone No. 404/885-3103
Fax No. 404/962-6500

10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality agreement executed by Purchaser in connection with the Property.

10.7 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement so long as the same imposes no additional liability on such party. The provisions of this Section 10.7 shall survive Closing.

10.8 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10.9 Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied or facsimile signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

10.12 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.15 Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

10.16 Like Kind Exchange. Seller, at its option, may elect to use the proceeds for the sale of the Property to purchase a replacement property as part of a like-kind exchange under Section 1031 of the Code. If Seller desires to sell the Property as part of such a like-kind exchange, Seller shall notify Purchaser no later than two (2) business days prior to the Closing Date. Provided Seller has so notified Purchaser, Purchaser agrees to cooperate reasonably with Seller to effect the like-kind exchange contemplated hereunder and to execute and deliver all documents which reasonably may be required to effectuate such exchange as a qualified transaction pursuant to Section 1031 of the Code; provided that: (i) the Closing shall not be delayed; (ii) Purchaser incurs no additional cost or liability in connection with the like-kind exchange; (iii) Seller pays all costs associated with the like-kind exchange; and (iv) Purchaser is not obligated to take title to any other property.

10.17 Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

10.18 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

TWO PARK CENTER, L.L.C., a Delaware limited liability company

By:	SDC Buck II L.L.C., a Delaware limited liability company, its Managing Member

	By:	Buck P-Stone II L.L.C., a Delaware limited liability company, its Managing Member

		By:	/s/ John Q. O’Donnell
Name: John Q. O’Donnell
Title: Authorized Signatory

PURCHASER:

WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its sole general partner

	By:	/s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President

[SIGNATURE PAGE FOR SALE AGREEMENT]

EXHIBIT A

DESCRIPTION OF LAND

LOT 4G3, IN THE FINAL PLAT OF RESUBDIVISION OF LOTS 4A1 AND 4G IN PRAIRIE STONE OF LOT 4A1 IN THE RESUBDIVISION OF LOTS 4A AND 4D, AND LOT 4G IN THE RESUBDIVISION OF LOT 4 IN SEARS BUSINESS PARK, AND THAT PROPERTY CONVEYED BY TRUSTEES DEED, RECORDED AS DOCUMENT NUMBER 04022735, IN THE SOUTH HALF OF SECTIONS 31 AND 32, TOWNSHIP 42 NORTH, RANGE 9 EAST OF THE THIRD PRINCIPAL MERIDIAN, SAID FINAL PLAT OF RESUBDIVISION OF LOTS 4A1 AND 4G RECORDED AS DOCUMENT 97519164, IN COOK COUNTY, ILLINOIS. LOT 4G3 BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID LOT 4G3; THENCE ALONG THE WESTERLY, NORTHERLY, EASTERLY, AND SOUTHERLY LINES OF SAID LOT 4G3 THE FOLLOWING SEVEN COURSES: 1) THENCE NORTH 04 DEGREES 39 MINUTES 52 SECONDS WEST 197.95 FEET; 2) THENCE NORTH 16 DEGREES 59 MINUTES 55 SECONDS EAST 186.52 FEET; 3) THENCE SOUTH 73 DEGREES 28 MINUTES 02 SECONDS EAST 390.96 FEET; 4) THENCE SOUTHERLY ALONG THE ARC OF A NONTANGENTIAL CURVE CONCAVE TO THE EAST, HAVING A RADIUS OF 150.00 FEET, HAVING A CHORD BEARING OF SOUTH 02 DEGREES 57 MINUTES 49 SECONDS WEST, 56.20 FEET; 5) THENCE SOUTHERLY ALONG THE ARC OF A CURVE CONCAVE TO THE SOUTHEAST, HAVING A RADIUS OF 102.73 FEET, HAVING A CHORD BEARING OF SOUTH 33 DEGREES 00 MINUTES 18 SECONDS WEST, 118.37 FEET TO A POINT OF TANGENCY; 6) THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST 87.37 FEET; 7) THENCE SOUTH 85 DEGREES 35 MINUTES 35 SECONDS WEST 356.20 FEET TO THE PLACE OF BEGINNING, ALL IN COOK COUNTY, ILLINOIS.

Permanent Index Numbers:	01-32-302-024-0000
01-32-302-025-0000

A-1